Exhibit 99.1

FSGBank Enters Into Regulatory Consent Order

CHATTANOOGA, TN — April 29, 2010 – First Security Group, Inc. (Nasdaq: FSGI) today announced that its subsidiary, FSGBank, National Association (the “Bank”) reached agreement with its primary regulator, the Office of the Controller of the Currency (the “OCC”), regarding the issuance of a Consent Order (the “Order”), effective as of April 28, 2010. The Order is a result of the OCC regular examination of the Bank last fall and directs the Bank to take actions intended to strengthen its overall condition. All customer deposits remain fully insured by the FDIC to the maximum extent allowed by law; the Order does not impact this coverage in any manner.

“Prior to and following our regularly scheduled examination last fall, our management team has worked diligently to execute a number of strategic initiatives to improve the Bank. We have fortified our balance sheet with liquid assets, stress tested our loan portfolio and capital position, reengineered our credit underwriting processes, reduced our balance sheet risks, deepened our management team and generally raised the standards that we expect of ourselves,” said Rodger B. Holley, Chairman, CEO and President. “We have a good relationship with our regulators and will continue to work closely with them to ensure full compliance with the Order and improve the Bank.”

The Order specifies that, within 120 days, the Bank shall achieve and thereafter maintain capital ratios of at least 13 percent for the total risk-based capital ratio and 9 percent for the leverage ratio. As of March 31, 2010, the Bank’s total risk-based capital ratio was approximately 13.76 percent and its leverage ratio was approximately 8.95 percent. As of March 31, 2010, the Bank had excess capital of approximately $7.4 million above the Order’s total risk-based capital ratio and a capital shortfall of approximately $625 thousand compared to the Order’s the leverage ratio. The Bank’s leverage ratio declined from 9.65 percent as of December 31, 2009, primarily due to the increase in interest-bearing cash held at the Federal Reserve Bank of Atlanta that was associated with the issuance of additional long-term brokered deposits. Accordingly, compliance with the leverage ratio could also be obtained by reducing the Bank’s average assets by $6.5 million, potentially using some of the Bank’s existing cash to reduce outstanding liabilities. First Security is considering a variety of strategic alternatives intended to achieve and maintain the prescribed capital ratios.

Under regulatory guidelines, banks are generally considered “well-capitalized” with total risk-based capital above 10 percent and the leverage ratio above 5 percent. The Bank has excess capital above these regulatory guidelines of approximately $36.5 million and $53.5 million, respectively. In light of the Order, the Bank will be deemed to be “adequately” capitalized.

Over the past six months, First Security has centralized its loan underwriting, documentation preparation and collection processes. This centralization will improve consistency, increase quality and provide higher levels of operational efficiencies. To support this centralization initiative, credit administration has been restructured to add additional depth and expertise. The credit function is now also aligned by line of business for commercial and retail credit, with dedicated credit officers and support staff over each portfolio. Additional resources have also been added to the special assets department, which manages troubled loans and collections, and the internal loan review department, which evaluates outstanding loans on an on-going basis. Collectively, First Security anticipates these changes will assist in reducing current and future non-performing assets.

Since October 2009, First Security has hired a new Chief Credit Officer, elevated the Chief Risk Officer to executive officer status with broader responsibilities, and hired two experienced senior credit officers as well as two seasoned special assets officers. First Security believes that the expertise of these officers complements that of the existing management team and positions First Security to successfully execute its strategic plan.

As of March 31, 2010, First Security had minimized liquidity risk by holding over $200 million in an interest-bearing cash account at the Federal Reserve Bank of Atlanta, representing approximately 14.6 percent of total assets. This excess cash reduces our leverage ratio by approximately 160 basis points, but is available to fund obligations as well as prudent investments, including loans to credit-worthy borrowers.

From March 31, 2009 to March 31, 2010, First Security has reduced its exposure to high-risk land acquisition, development, and construction loans by $41.5 million, or 21.3 percent. The Bank reduced its land acquisition, development, and construction concentration ratio from approximately 158 percent as of March 31, 2009 to approximately 94 percent as of March 31, 2010, in line with regulatory guidance. Management intends to continue to reduce its land acquisition, development, and construction lending exposure during the remainder of 2010.

“We are committed to returning to profitability and maintaining our historically strong capital levels,” Holley concluded. “Combining this resolve with the progress of our strategic initiatives, we believe we are well on our way to achieving full compliance with the Order and improving the Bank.”

About First Security Group, Inc.

First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee with $1.4 billion in assets. Founded in 1999, First Security’s community bank subsidiary, FSGBank, N.A. has 39 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, Internet banking (www.FSGBank.com) and equipment leasing.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1993) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.

Contact Information
Rodger B. Holley, Chairman, CEO and President	William L. (Chip) Lusk, Jr., EVP & CFO
531 Broad Street, Chattanooga TN 37402	531 Broad Street, Chattanooga TN 37402
Tel: (423) 308-2080	Tel: (423) 308-2070
E-mail: rholley@FSGBank.com	E-mail: clusk@FSGBank.com